EXHIBIT 99.1


                                                 Contact: Stephanie Colzie-Artau
                                                           305.777.0500, Ext 223

          US DATA AUTHORITY FINALIZES MOVE & PROCEEDS INTO DATA STORAGE

CORAL GABLES, FL. (---February 19, 2003---) US Data Authority, Inc. (OTCBB:
USDA.OB) (the "Company"), a network infrastructure company focused on providing and managing online data storage reports the completion of its corporate move to the Miami/Dade area as well as the execution of a preliminary agreement with Panamanian based Zona Tecnologica y Telecomunicaciones, S.A. ("ZTT") which will enable the Company to expedite the development of the technology necessary to accept and deliver online data storage to customers, both domestically and internationally.

USDA announced the execution of a pre-acquisition agreement on January 31, 2003, whereby the Company would purchase at least 80% of the outstanding common shares of ZTT, in consideration for issuing to the shareholders of ZTT an aggregate of up to 3,000,000 shares of preferred stock of the Company and tendering $1.7 million in cash to ZTT. In addition, the Company would assume certain liabilities of ZTT and issue up to 24 million shares of common stock of the Company in consideration for the renegotiating the terms of the outstanding debt obligations of ZTT. The transactions are subject to the approval of the shareholders of the Company including the authorization of additional shares of common stock of the Company. The acquisition of at least 80% of the common shares of ZTT is further based upon the Company's ability to make available additional funds of approximately $6,000,000 no later than six months after execution of the preliminary agreement. However, there is no assurance that these funds will be available to finance the operations of ZTT.

"To build a strong base for our online data storage and management service offerings which may in turn increase shareholder value, we chose to reengineer our original business plan," stated Dominick F. Maggio, USDA President/CEO. "We believe that we have found a more cost effective way to create and manage online data storage and, with ZTT, a highly experienced technology team to assist us. The Company's current focus is the creation of revenue through pre-sales, once the technical facility is fully operational in Panama, while working to develop a corresponding facility in Miami. We believe that we will soon be in an strategic position to offer a secure, redundant and cost effective service for the massive amounts of data which require storage, especially in the areas of financial services and healthcare." Maggio continued, "It's an old saying, but we truly believe we are in the right place at the right time."

"We also took on the arduous task of renegotiating our private equity funding to secure terms more favorable to the Company," stated Maggio. "We were successful in terminating a component of one of our private equity fundings, which could have obligated the Company to issue options to the investors and in turn would have had a substantial dilutive effect to current shareholders. We have also secured new investors committed to seeing the Company through this difficult development stage. Our intention is to create a "new" US Data Authority, Inc. -- one which has renegotiated certain outstanding trade payable debts and significantly reduced its overhead, while creating an infrastructure to support the contracting and management of substantial amounts of data storage."

Last summer, the Company received the first $1 million installment of up to $38.4 million in equity funding obligations led by a private investment group based in Spain (the "Group"). Of this, $20 million would have been realized from the exercise of options at discounted prices. The exercise of these options would have had a substantial dilutive effect to current shareholders of the Company. The Group subsequently renegotiated its agreement with the Company reducing its funding obligations to the Company to $8.9 million. In November, the Company terminated its financing arrangements with the Group and entered into an agreement with a new investor group to provide for the balance of $7.9 million in equity financing on terms more favorable to the Company. The Company has already received $4 million of the $7.9 million, and is in discussions on additional funding opportunities to further assist its growth and enable the Company to consummate the transactions with ZTT. The Company believes that the current funding will adequately service its current outstanding debt, provide capital to establish new facilities, position the Company to offer a full suite of online data storage services to customers and enable the Company to generate sales revenues within twelve months. However, there is no assurance that the Company will be able to generate such revenues within such period.

About US Data Authority, Inc.

Founded in January 1999,the Company is dedicating itself to offer a secure, cost effective primary or back-up online data storage solution for the millions of terabytes of storage currently needing such a service. For further information on the Company, please call Stephanie Colzie-Artau at (305) 777-0500, Ext 223 (sartau@usda.net).

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